EXHIBIT 99.6

JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of the Statement on Schedule 13D and any and all further amendments thereto, with respect to the securities of the above referenced issuer, and that this Agreement be included as an Exhibit to such filing. It is understood and agreed that the joint filing of the Schedule 13D shall not be construed as an admission that the persons named herein constitute a group for purposes of the Exchange Act. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of December 23, 2024.

Canada Growth Fund Inc., acting by its manager, Canada Growth Fund Investment Management Inc.

By: Canada Growth Fund Investment Management Inc., solely in its capacity as Investment Manager

By:	/s/ Selin Bastin
Name: Selin Bastin
Title: Chief Legal Officer of Canada Growth Fund Investment Management, its Investment Manager

By:	/s/ Sophie Kaine Roy
Name: Sophie Kaine Roy
Title: Senior Director of Canada Growth Fund Investment Management, its Investment Manager

Canada Growth Fund Investment Management Inc., solely in its capacity as Investment Manager

By:	/s/ Selin Bastin
Name: Selin Bastin
Title: Chief Legal Officer

By:	/s/ Sophie Kaine Roy
Name: Sophie Kaine Roy
Title: Senior Director